Exhibit 99.1

TransMedics Reports Third Quarter 2025 Financial Results

Andover, Mass. – October 29, 2025 – TransMedics Group, Inc. (“TransMedics”) (Nasdaq: TMDX), a medical technology company that is transforming organ transplant therapy for patients with end-stage lung, heart, and liver failure, today reported financial results for the quarter ended September 30, 2025.

Recent Highlights

▪
Total revenue of $143.8 million in the third quarter of 2025, a 32% increase compared to the third quarter of 2024
▪
Generated net income of $24.3 million or $0.66 per diluted share in the third quarter of 2025
▪
Owned 21 aircraft as of September 30, 2025; own 22 aircraft as of October 29, 2025
▪
Announced strategic collaboration with Mercedes-Benz Group AG to deploy first-of-its-kind fleet of modern Mercedes-Benz V-Class vehicles dedicated exclusively to organ transportation across Italy

“Overall, we are very pleased with our third quarter performance and the significant progress our team is making across multiple growth initiatives in the U.S. and globally. Importantly, we are now laser focused on ending 2025 on a strong note while creating the foundation for another strong growth year in 2026,” said Waleed Hassanein, M.D., President and Chief Executive Officer. “TransMedics is uniquely positioned with our unparalleled OCSTM technology, first-of-their-kind NOPTM clinical and logistical networks, and proprietary NOP ConnectTM digital ecosystem, which collectively enable us to deliver unrivalled lifesaving solutions to transplant markets worldwide. These fundamental advantages set us up well to achieve and likely surpass our target of performing 10,000 U.S. NOP transplants in 2028.”

Third Quarter 2025 Financial Results

Total revenue for the third quarter of 2025 was $143.8 million, a 32% increase compared to $108.8 million in the third quarter of 2024. The increase was due primarily to the increase in utilization of the Organ Care System ("OCS"), primarily in Liver and Heart through the National OCS Program ("NOP") and related NOP service revenue fueled by the continued expansion and utilization of our aviation fleet.

Gross margin for the third quarter of 2025 was 59%, compared to 56% in the third quarter of 2024.

Operating expenses for the third quarter of 2025 were $61.3 million, compared to $56.9 million in the third quarter of 2024. The increase in operating expenses was driven primarily by increased research and development investment as well as investment throughout the organization to support the growth of the company. Third quarter operating expenses in 2025 included $8.7 million of stock compensation expense compared to $7.6 million of stock compensation expense in the third quarter of 2024.

Net income for the third quarter of 2025 was $24.3 million, or 17% of revenue, compared to $4.2 million in the third quarter of 2024.

Cash was $466.2 million as of September 30, 2025.

2025 Financial Outlook

TransMedics is raising the midpoint and narrowing the range of its full year 2025 revenue guidance to $595 million to $605 million, which represents 36% growth at the midpoint compared to the company's prior year revenue. TransMedics’ full year 2025 revenue guidance as reported on July 30, 2025 was previously in the range of $585 million to $605 million.

Webcast and Conference Call Details

The TransMedics management team will host a conference call beginning at 4:30 p.m. ET / 1:30 p.m. PT on Wednesday, October 29, 2025. Investors interested in listening to the conference call may do so by dialing (844) 676-6010 for domestic callers or (412) 634-6944 for international callers and ask to be joined into the TransMedics call. A live and archived webcast of the event and the company's slide presentation with information on third quarter 2025 financial results will be available on the "Investors" section of the TransMedics website at www.transmedics.com.

About TransMedics Group, Inc.

TransMedics is the world’s leader in portable extracorporeal warm perfusion and assessment of donor organs for transplantation. Headquartered in Andover, Massachusetts, the company was founded to address the unmet need for more and better organs for transplantation and has developed technologies to preserve organ quality, assess organ viability prior to transplant, and potentially increase the utilization of donor organs for the treatment of end-stage heart, lung, and liver failure.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements address various matters, including, among other things, future results and events, including financial guidance and projected estimates, growth initiatives for our business both in the U.S. and globally, our focus on ending 2025 on a strong note and our positioning for a strong growth year in 2026, our strategic collaboration with Mercedes-Benz and the plans of deploying our fleet of modern, purpose-built Mercedes-Benz vehicles in Italy, statements about our ability to deliver unrivalled lifesaving solutions to the transplant markets worldwide, and our focus on achieving and surpassing the target of performing 10,000 U.S. NOP transplants in 2028. For this purpose, all statements other than statements of historical facts are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "could," "target," "predict," "seek" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties. Our management cannot predict all risks, nor can we assess the impact of all factors or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated in or implied by the forward-looking statements. Some of the key factors that could cause actual results to differ include: the fluctuation of our financial results from quarter to quarter; our ability to attract, train, and retain key personnel; our existing and any future indebtedness, including our ability to comply with affirmative and negative covenants under our credit agreements to which we will remain subject until maturity; our ability to sustain profitability; our need to raise additional funding and our ability to obtain it on favorable terms, or at all; our ability to use net operating losses and research and development credit carryforwards; that we have identified a material weakness in our internal control over financial reporting, and that we may identify additional material weaknesses in the future; our dependence on the success of the Organ Care System ("OCS"); our ability to expand access to the OCS through our National OCS Program ("NOP"); our ability to improve the OCS platform, including by developing the next generation of the OCS products or expanding into new indications; our ability to scale our manufacturing and sterilization capabilities to meet increasing demand for our products; the rate and degree of market acceptance of the OCS; our ability to educate patients, surgeons, transplant centers and private and public payors of benefits offered by the OCS; our dependence on a limited number of customers for a significant portion of our revenue; our ability to maintain regulatory approvals or clearances for our OCS products in the United States, the European Union, and other select jurisdictions worldwide; our ability to adequately respond to Food and Drug Administration ("FDA"), or other competent authorities, follow-up inquiries in a timely manner; the impact of healthcare policy changes, including recently enacted or potential future legislation reforming the U.S. healthcare system, Organ Procurement and Transplantation Network (“OPTN”), or the FDA; the performance of our third-party suppliers and manufacturers; our use of third parties to transport donor organs and medical personnel for our NOP and our ability to maintain and grow our logistics capabilities to support our NOP to reduce dependence on third party transportation, including by means of attracting, training and retaining pilots, and the acquisition, maintenance or replacement of fixed-wing aircraft for our aviation transportation services or other acquisitions, joint ventures or strategic investments; our ability to maintain Federal Aviation Administration ("FAA") or other regulatory licenses or approvals for our aircraft transportation services; price increases of the components of our products and maintenance, parts and fuel for our aircraft; the timing or results of post-approval studies and any clinical trials for the OCS; our manufacturing, sales, marketing and clinical support capabilities and strategy; attacks against our information technology infrastructure; the economic, political and other risks associated with our foreign operations; our ability to protect, defend, maintain and enforce our intellectual property rights relating to the OCS and avoid allegations that our products or services infringe, misappropriate or otherwise violate the intellectual property rights of third parties; the pricing of the OCS, as well as the reimbursement coverage for the OCS in the United States and internationally; regulatory developments in the United States, European Union and other jurisdictions; the impact of the current shutdown of the U.S. government or any future shutdowns; the extent and success of competing products or procedures that are or may become available; our ability to service our 1.50% convertible senior notes, due 2028; the impact of any product recalls or improper use of our products; our estimates regarding revenues, expenses and needs for additional financing; and other factors that may be described in our filings with the Securities and Exchange Commission (the "SEC"). Additional information will be made available in our annual and quarterly reports and other filings that we make with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and we are not able to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Investor Contact:

Brian Johnston

Laine Morgan

Gilmartin Group

332-895-3222

Investors@transmedics.com

TransMedics Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Net product revenue	$87,677	$65,861	$272,011	$198,918
Service revenue	56,146	42,900	172,719	120,998
Total revenue	143,823	108,761	444,730	319,916
Cost of revenue:
Cost of net product revenue	18,687	13,246	54,420	41,800
Cost of service revenue	40,561	34,670	120,918	88,048
Total cost of revenue	59,248	47,916	175,338	129,848
Gross profit	84,575	60,845	269,392	190,068

Gross margin	59%	56%	61%	59%

Operating expenses:
Research, development and clinical trials	15,260	14,266	48,354	39,504
Selling, general and administrative	46,015	42,656	133,728	121,712
Total operating expenses	61,275	56,922	182,082	161,216
Income from operations	23,300	3,923	87,310	28,852
Other income (expense):
Interest expense	(3,491)	(3,617)	(10,428)	(10,838)
Interest income and other income (expense), net	3,222	3,939	9,007	10,777
Total other income (expense), net	(269)	322	(1,421)	(61)
Income before income taxes	23,031	4,245	85,889	28,791
(Provision) benefit for income taxes	1,288	(29)	(981)	(184)
Net income	$24,319	$4,216	$84,908	$28,607
Net income per share:
Basic	$0.71	$0.13	$2.50	$0.86
Diluted	$0.66	$0.12	$2.28	$0.81
Weighted average common shares outstanding:
Basic	34,112,452	33,441,394	33,917,006	33,108,253
Diluted	40,748,023	35,683,952	40,410,208	35,218,756

TransMedics Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash	$466,174	$336,650
Accounts receivable	80,702	97,722
Inventory	44,506	46,554
Prepaid expenses and other current assets	21,614	16,290
Total current assets	612,996	497,216
Property, plant and equipment, net	313,022	285,970
Operating lease right-of-use assets	5,740	6,481
Restricted cash	500	500
Goodwill	11,549	11,549
Acquired intangible assets, net	1,999	2,152
Other non-current assets	226	208
Total assets	$946,032	$804,076
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$12,162	$10,292
Accrued expenses and other current liabilities	56,016	45,152
Current portion of long-term debt	5,000	—
Deferred revenue	3,305	1,742
Operating lease liabilities	3,238	2,727
Total current liabilities	79,721	59,913
Convertible senior notes, net	452,082	449,939
Long-term debt, net	54,603	59,372
Operating lease liabilities, net of current portion	4,426	6,249
Total liabilities	590,832	575,473
Total stockholders’ equity	355,200	228,603
Total liabilities and stockholders’ equity	$946,032	$804,076